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                                                                    EXHIBIT 99.2

                    SUPPLEMENTAL SEPTEMBER 2004 QUARTER DATA




September 2004 Quarter Vs. September 2003 Quarter
-------------------------------------------------

o Total operating expenses for the quarter increased $556 million to $4.3 billion due primarily to higher fuel costs in the current year period. Operating expenses, excluding a non-cash settlement charge related to our defined benefit pension plan for pilots and an aircraft impairment charge related to the sale of eight MD-11 aircraft in the September 2004 quarter, increased 13% to $4.2 billion on a 9% increase in capacity.

o Delta's total unit costs increased 5.4% to 10.96 cents from 10.40 cents. Fuel price neutralized unit costs, excluding the settlement charge and aircraft impairment charge, decreased 2.5% to 10.14 cents from 10.40 cents. Mainline fuel price neutralized unit costs excluding the settlement charge and aircraft impairment charge, decreased 3.7% to 9.53 cents from 9.90 cents.

o Salaries and related costs increased 3.3%. This increase is primarily due to higher pension expense, contractual increases for pilots and growth at ASA and Comair, offset by our cost savings initiatives and lower Mainline headcount.

o Aircraft fuel expense increased 63% due primarily to higher fuel prices and increased capacity. Delta's average fuel price per gallon rose 52% to $1.20 driving $285 million of the increase.

o Contracted services increased 20% due primarily to the suspension of the TSA security fee in the prior year period, technology projects and increased volume.

o Contract carrier arrangements increased by 10%. This is primarily due to increased fuel price and higher capacity under certain of these arrangements.

o Aircraft maintenance materials and outside repairs increased 22% mainly due to increased materials volume resulting from the return of grounded capacity and the initiation of heavy maintenance visits on regional aircraft.

o Passenger commissions expense increased 15% primarily due to higher volume.

o Passenger service increased 13% primarily due to increased costs from traffic partially offset by lower expenses from our cost savings initiatives.

o Other expenses increased 10% primarily due to increased professional fees, additional capacity and higher miscellaneous taxes, partially offset by lower frequent flyer program, supplies, utilities and communications costs.


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Other Items
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AIRCRAFT FLEET

Our aircraft fleet, orders, options and rolling options at September 30, 2004 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                                            CURRENT FLEET
                               -----------------------------------------
                                                                                                      ROLLING
     AIRCRAFT TYPE                 OWNED        LEASED        TOTAL        ORDERS       OPTIONS       OPTIONS
     ------------------------------------------------------------------------------------------------------------
     B-737-200                             6           46            52            -             -             -
     B-737-300                             -           26            26            -             -             -
     B-737-800                            71            -            71           61 (1)        60           168
     B-757-200                            77           44           121            -             -             -
     B-767-200                            15            -            15            -             -             -
     B-767-300                             4           24            28            -             -             -
     B-767-300ER                          51            8            59            -            10             6
     B-767-400                            21            -            21            -            22             -
     B-777-200                             8            -             8            5            20             5
     MD-11                                 - (2)        5             5            -             -             -
     MD-88                                63           57           120            -             -             -
     MD-90                                16            -            16            -             -             -
     ATR-72                                4           15            19            -             -             -
     CRJ-100/200                         106          123           229           32           130             -
     CRJ-700                              52            -            52            6           131             -
                               ----------------------------------------------------------------------------------
     Total                               494          348           842          104           373           179
                               ==================================================================================

(1) Includes 11 B-737-800 aircraft, which Delta has agreed to sell to a third party immediately after those aircraft are delivered to Delta by the manufacturer in 2005.

(2) Reflects the sale of 8 owned MD-11 aircraft to FedEx during the September 2004 quarter.